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Exhibit 3.35

[COMMONWEALTH OF VIRGINIA SEAL]

STATE CORPORATION COMMISSION

Richmond, December 20, 1993

        This is to Certify that the certificate of incorporation of

NEWEAGLE COAL SALES CORP.

was this day issued and admitted to record in this office and that the said corporation is authorized to transact its business subject to all Virginia laws applicable to the corporation and its business. Effective date: December 20, 1993

State Corporation Commission
[SEAL]	/s/ WILLIAM J. BRIDGE
Clerk of the Commission

ARTICLES OF INCORPORATION
OF
NEWEAGLE COAL SALES CORP.

1.
The name of the Corporation is Neweagle Coal Sales Corp.

2.
The number of shares of $10.00 par, common stock the corporation is authorized to issue is 5,000.

3.
The address of the Corporation's initial registered office is 237 Main Street, P.O. Box 1560, Grundy, Buchanan County, Virginia.

4.
The name of the Corporation's initial registered agent at such address is David E. Cecil, Esquire, who is a resident of Virginia, who is a member of the Virginia State Bar and whose business office is identical with the registered office.

5.
The undersigned Incorporator and each person now or hereafter a director or officer of the Corporation (and his heirs, executors and administrators) shall be indemnified by the Corporation against all claims, liabilities, judgments, settlements, costs and expenses, including all attorney's fees, imposed upon or reasonably incurred by him in connection with or resulting from any action, suit, proceeding or claim to which he is or may be made a party by reason of his being or having been a director or officer of the Corporation (whether or not a director or officer at the time such costs or expenses are incurred by or imposed upon him), except in relation to matters as to which he shall have been finally adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duties as such director or officer. In the event of any other judgment against such director or officer or in the event of a settlement, the indemnification shall be made only if the Corporation shall be advised, in case none of the persons involved shall be or have been a director, by the Board of Directors of the Corporation, and otherwise by independent counsel to be appointed by the Board of Directors, that in its or his opinion such officer or director was not guilty of gross negligence or willful misconduct in the performance of his duty, and in the event of a settlement, that such settlement was or is to be made by the Board of Directors, it may rely as to all questions of law on the advice of independent counsel. Such right of indemnification shall not be deemed exclusive of any right to which he may be entitled under any by-law, vote of stockholders, or otherwise deemed exclusive of any right to which he may be entitled under any by-law, agreement, vote of stockholders, or otherwise.

Dated effective December 14, 1993.

/s/ DAVID E. CECIL Incorporator

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Exhibit 3.35